SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 23, 2007

EPIX Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-21863	04-3030815

(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, Massachusetts	02421

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 761-7600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     Pursuant to the terms of that certain Agreement and Plan of Merger, dated as of April 3, 2006, by and among EPIX Pharmaceuticals, Inc. (the “Company”), EPIX Delaware, Inc., a wholly-owned subsidiary of the Company, and Predix Pharmaceuticals Holdings, Inc. (“Predix”), as amended (the “Merger Agreement”), the Company has calculated the second and final milestone payment obligation payable to Predix stockholders, option holders and warrant holders on October 29, 2007. The Merger Agreement provided for the remaining $15 million of the total $35 million milestone payment to be paid in shares of Company common stock based on the average closing price of the Company’s common stock over the thirty trading day period ended on October 19, 2007, except to the extent that such shares would exceed 49.99% of the Company’s outstanding shares immediately after such milestone payment when combined with all shares of Company common stock issued in the merger and issuable upon exercise of all Predix options and warrants assumed in the merger. In satisfaction of the remaining $15 million obligation, the Company is scheduled to issue an aggregate of 3,167,000 shares and pay an aggregate cash amount of approximately $5,770,250 to the former Predix stockholders, option holders and warrant holders on October 29, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX PHARMACEUTICALS, INC.
October 23, 2007	By:	/s/ Kim C. Drapkin
Kim C. Drapkin
Chief Financial Officer